Exhibit 12.5

BGE
Ratio of Earnings to Fixed Charges
	Years Ended December 31,
(In millions, except ratios)	2013	2014	2015	2016	2017
Pre-tax income from continuing operations	344	351	477	468	525
Less: Capitalized interest	(6)	(12)	(14)	(11)	(6)
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	338	339	463	457	519
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	127	118	113	115	110
Interest component of rental expense(a)	4	4	11	7	11
Total fixed charges	131	122	124	122	121
Pre-tax income from continuing operations after adjustment for income or loss from equity investees,
capitalized interest and preference security dividend requirements plus fixed charges	469	461	587	579	640
Ratio of earnings to fixed charges	3.6	3.8	4.7	4.7	5.3
___________________
(a) Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

BGE
Ratio of Earnings to Fixed Charges and Preference Stock Dividends
	Years Ended December 31,
(In millions, except ratios)	2013	2014	2015	2016	2017
Pre-tax income from continuing operations	344	351	477	468	525
Less: Capitalized interest	(6)	(12)	(14)	(11)	(6)
Preference security dividend requirements	(21)	(22)	(22)	(13)	—
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	317	317	441	444	519
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	127	118	113	115	110
Interest component of rental expense(a)	4	4	11	7	11
Preference security dividend requirements	21	22	22	13	—
Total fixed charges	152	144	146	135	121

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	469	461	587	579	640
Ratio of earnings to fixed charges and preferred stock dividends	3.1	3.2	4.0	4.3	5.3
___________________
(a) Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.